Exhibit 99.1

FOR IMMEDIATE RELEASE

January 31, 2007

Owens & Minor Reports Outstanding Revenue Growth for

4th Quarter 2006, along with Rapid Progress in Converting

Recently Acquired Acute-Care Business

The company’s 2007 guidance reflects positive impact of acquisition of McKesson acute-care business

Richmond, VA….Owens & Minor (NYSE-OMI) reported revenue of $1.65 billion for the fourth quarter ended December 31, 2006, up 35.9% from $1.22 billion in the same period last year. Revenue growth in the fourth quarter included the contribution of approximately $282 million in revenue from a recent acquisition. Excluding the contribution from the acquired business, revenue grew at a very strong 12.7%.

Earnings per diluted common share (EPS) for the fourth quarter were $0.18, while net income was $7.3 million. Earnings include the following previously announced items:

•	Pre-tax dilution of approximately $15 million, or $0.22 per diluted share, from the transition of the recently acquired McKesson acute-care business

•	A fourth quarter, pre-tax $4.7 million charge resulting from increasing the allowance for doubtful accounts receivable for the direct-to-consumer business, as well as $0.5 million in other adjustments, for a total of $0.08 per diluted share.

“After a very busy year at Owens & Minor, we are looking forward to rapid integration of the acquired McKesson business, as well as opportunities for growing these new customer relationships in 2007,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We renewed our contracts with Novation and Broadlane and completed the customer signups in 2006, putting us in a strong position for the future. We owe our successes this past year to the contributions and dedication of our teammates and the willingness of our customers and supplier partners to work with us to optimize the efficiency of the supply chain.”

Other Fourth Quarter Results

For the quarter, gross margin was 10.6% of revenue, compared to 10.8% in the same period last year. The company attributed the slight decline in gross margin to the transition of a large volume of new and converted customer accounts. Selling, general and administrative expenses (SG&A) for the quarter, which reflected the fourth quarter charge in the direct-to-consumer business and additional costs associated with transitioning the McKesson acquisition, were 9.1% of revenue, compared to 7.8% in the same period last year.

2006 Full Year Results

For the full year 2006, Owens & Minor reported revenue of $5.5 billion, up 14.8% compared to revenue of $4.8 billion in 2005. Reported revenue included approximately $282 million from the recent acquisition, as discussed above. Excluding revenue from the acquisition, revenue growth was 8.9% for the year. Diluted EPS for the year was $1.20, compared to EPS of $1.61 for 2005. Net income for 2006 was $48.8 million, compared to net income of $64.4 million last year.

Earnings for 2006 were negatively affected by the following:

•	Pre-tax dilution of approximately $16 million, or $0.24 per share, from the transition of recently acquired business

•	A second quarter pre-tax charge of $11.4 million, or $0.17 per diluted share, resulting from the company’s successful refinancing of $200 million in bonds

•	Pre-tax charges and other adjustments of $9.8 million, or $0.15 per diluted share, resulting primarily from increasing the allowance for doubtful accounts receivable for the direct-to-consumer business

Other 2006 Results

Gross margin for the year was 10.8% of revenue, improved from 10.7% in 2005. SG&A for the full year was 8.5% of revenue, compared to 7.9% last year. This increase in SG&A was driven primarily by increases in the allowance for doubtful accounts receivable for the direct-to-consumer business and the costs associated with the transition of the acute-care business, discussed above. As a result, operating earnings for 2006 were 1.9% of revenue, down from 2.4% in 2005.

Asset Management

Days sales outstanding (DSO), as of December 31, 2006, were 30.5 days, compared to 26.3 days at December 31, 2005, while inventory turns were 9.2 for the fourth quarter of 2006, compared to turns of 10.0 for the fourth quarter of 2005. The increase in DSO is largely attributable to the addition of the McKesson customer portfolio. Inventory levels at the end of the year included a temporary build-up in inventory levels in order to facilitate the smooth conversion of customers from McKesson to Owens & Minor.

In addition to the increases in working capital related to the McKesson transition, Owens & Minor used cash in 2006 to fund strong organic revenue growth, resulting in negative operating cash flow of $73.6 million for the year. Uses of cash included increased inventory levels and higher receivables.

2007 Outlook

For 2007, the company anticipates that it will report revenue growth in the 15% to 20% range and diluted EPS in a range of $1.85 to $1.95, including the impact of the acquired McKesson business. Due to the timing of the McKesson acquisition, revenue growth will be stronger in the first three quarters of 2007, while earnings growth will accelerate in the second half of the year. The dilutive effect of the McKesson transition in the first quarter of 2007 is expected to be between $9 million and $12 million.

“We expect to complete the conversion of the McKesson business in the first quarter and complete any needed cleanup in the second quarter, and then we see a solid opportunity for 2007,” said Smith. “We intend to serve these new customers just as we serve our existing customers, with advanced supply chain management techniques and the best distribution services available in the marketplace. Consequently, we expect to see steadily improving productivity metrics from the acquired business, as we move through the year.”

Acquisition Transition Update

Effective September 30, 2006, Owens & Minor acquired certain assets of the acute-care distribution business of McKesson Medical-Surgical for approximately $168 million, including approximately $122 million in net inventory. Owens & Minor anticipates that the acquisition will add in excess of $900 million in annual revenues to Owens & Minor.

Owens & Minor and McKesson are now at the mid-point of a comprehensive, six-month coordinated plan to transition the acute-care customers, facilities and inventory to Owens & Minor. Transition activities include complex tasks such as developing inventory demand forecasts, cross-referencing product data files, converting customers and their contracts to Owens & Minor systems, expanding selected facilities, conducting training for teammates, moving inventory to Owens & Minor facilities, and upgrading mainframe computer capacity. To date, more than 50% of the customer base has been converted and three of the acquired distribution facilities have been closed. The conversion effort has progressed smoothly and remains on schedule to be completed in March 2007, as originally planned.

2006 Highlights

Strategic Acquisitions in 2006

•	Owens & Minor completed the acquisition of the acute-care distribution business of McKesson Medical-Surgical Inc.

•	The company completed five small asset acquisitions in 2006, adding to its direct-to-consumer business customer base

Significant Agreements

•	Owens & Minor and Broadlane signed new five-year agreement, effective Feb. 1, 2007

•	Owens & Minor and Novation signed new five-year agreement, effective Sept. 1, 2006

•	Owens & Minor extended IT outsourcing contract with Perot Systems to 2014

Other Highlights

•	Owens & Minor completed an offering of $200 million of 6.35% Senior Notes (due 2016), successfully lowering the interest rate from 8.5% and extending the term

•	Owens & Minor received an investment grade rating of “BBB-” from Fitch Ratings for the bond offering and was also assigned an investment grade of “BBB-” from Standard & Poor’s, consistent with its existing corporate credit rating

•	Owens & Minor ranked #1 in DSO performance among medical suppliers (at 26.7 days for 2005, compared to the sector median of 56.0 days); The 2006 CFO Magazine Working Capital Survey, which ranked 1,000 publicly traded companies on working capital performance, was published in September 2006

Investors Conference Call Information & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Thursday, February 1, 2007 at 8:30 a.m. eastern time. Participants may access the call at 800-901-5241 with passcode “Owens & Minor.” A replay of the conference call will be available for five days at 888-286-8010 with passcode #29735579. Webcast: An audio-only version of the conference call will be available as a Webcast on www.owens-minor.com under the Investor Relations section. Supporting material for 2006 results will also be provided on the Website.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, the federal government and consumers. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the ability to assimilate the operations of an acquired business into the company, the potential loss of key personnel, intense competitive pressures, such as pricing, within the healthcare industry, the success of direct marketing programs in attracting new customers, the ability to retain existing customers, changes in customer order patterns, changes in healthcare laws and regulations, changes in government, including Medicare, reimbursement guidelines and private insurer reimbursement amounts, the ability to maintain product suppliers, product price increases by suppliers and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Contact: Jeff Kaczka, Senior Vice President & CFO, 804-723-7500; Richard F. Bozard, Vice President, Treasurer, 804-723-7502; Chuck Graves, Director, Finance, 804-723-7556; or Trudi Allcott, Director, Investor Communications & Media Relations, 804-723-7555.

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Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

Three Months Ended December 31,
2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$1,652,243	100.0%	$1,215,949	100.0%	35.9%
Cost of revenue	1,477,346	89.4	1,085,168	89.2	(36.1)

Gross margin	174,897	10.6	130,781	10.8	33.7
Selling, general and administrative expenses	151,024	9.1	95,086	7.8	(58.8)
Depreciation and amortization	9,349	0.6	5,428	0.4	(72.2)
Other operating income and expense, net	(1,038)	(0.1)	1,962	0.2	(152.9)

Operating earnings	15,562	0.9	28,305	2.3	(45.0)
Interest expense, net	5,437	0.3	2,661	0.2	(104.3)

Income before income taxes	10,125	0.6	25,644	2.1	(60.5)
Income tax provision	2,819	0.2	9,906	0.8	71.5

Net income	$7,306	0.4%	$15,738	1.3%	(53.6)%

Net income per common share - basic	$0.18	$0.40
Net income per common share - diluted	$0.18	$0.39

Weighted average shares - basic	39,937	39,654
Weighted average shares - diluted	40,436	40,117

Year Ended December 31,
2006	% of revenue	2005	% of revenue	% Fav(Unfav)
Revenue	$5,533,736	100.0%	$4,822,414	100.0%	14.8%
Cost of revenue	4,936,940	89.2	4,306,302	89.3	(14.6)

Gross margin	596,796	10.8	516,112	10.7	15.6
Selling, general and administrative expenses	468,789	8.5	380,506	7.9	(23.2)
Depreciation and amortization	28,933	0.5	19,252	0.4	(50.3)
Other operating income and expense, net	(3,690)	(0.1)	(1,078)	(0.0)	242.3

Operating earnings	102,764	1.9	117,432	2.4	(12.5)
Interest expense, net	13,273	0.2	11,858	0.2	(11.9)
Loss on early extinguishment of debt	11,411	0.2	—	—	n/	m

Income before income taxes	78,080	1.4	105,574	2.2	(26.0)
Income tax provision	29,328	0.5	41,154	0.9	28.7

Net income	$48,752	0.9%	$64,420	1.3%	(24.3)%

Net income per common share - basic	$1.22	$1.63
Net income per common share - diluted	$1.20	$1.61

Weighted average shares - basic	39,860	39,520
Weighted average shares - diluted	40,467	40,056

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	December 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$5,090	$71,897
Accounts and notes receivable, net	539,178	353,102
Merchandise inventories	666,527	439,887
Deferred income taxes	10,065	—
Other current assets	45,910	29,666

Total current assets	1,266,770	894,552
Property and equipment, net	70,853	51,942
Goodwill, net	259,670	242,620
Intangible assets, net	52,763	18,383
Deferred income taxes	—	170
Other assets, net	35,694	32,183

Total assets	$1,685,750	$1,239,850

Current liabilities
Accounts payable	$542,552	$387,833
Accrued payroll and related liabilities	13,472	12,701
Deferred income taxes	47,606	30,441
Other accrued liabilities	66,873	57,893

Total current liabilities	670,503	488,868
Long-term debt	433,133	204,418
Deferred income taxes	2,472	—
Other liabilities	32,188	34,566

Total liabilities	1,138,296	727,852

Shareholders’ equity
Common stock	80,515	79,781
Paid-in capital	143,557	133,653
Retained earnings	332,013	307,353
Accumulated other comprehensive loss	(8,631)	(8,789)

Total shareholders’ equity	547,454	511,998

Total liabilities and shareholders’ equity	$1,685,750	$1,239,850

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2006	2005
Operating activities
Net income	$48,752	$64,420
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	28,933	19,252
Loss on early extinguishment of debt	11,411	—
Deferred income taxes	9,458	(3,930)
Provision for LIFO reserve	3,944	6,574
Stock-based compensation expense	5,263	2,186
Provision for losses on accounts and notes receivable	23,452	6,960
Deferred direct response advertising costs	(9,285)	(4,594)
Changes in operating assets and liabilities:
Accounts and notes receivable	(209,011)	(6,316)
Merchandise inventories	(107,965)	(9,896)
Accounts payable	137,843	45,200
Net change in other current assets and current liabilities	(15,944)	7,641
Other assets	106	1,229
Other liabilities	(170)	2,037
Other, net	(367)	4,611

Cash provided by (used for) operating activities	(73,580)	135,374

Investing activities
Additions to property and equipment	(21,948)	(30,166)
Additions to computer software	(6,050)	(3,641)
Acquisition of intangible assets	(10,735)	(6,201)
Net cash paid for acquisitions of businesses	(170,680)	(65,448)
Other, net	(144)	65

Cash used for investing activities	(209,557)	(105,391)

Financing activities
Net proceeds of issuance of long-term debt	198,054	—
Repayment of long-term debt	(210,459)	—
Cash dividends paid	(24,092)	(20,713)
Net proceeds from revolving credit facility	229,100	—
Proceeds from exercise of stock options	4,316	4,315
Excess tax benefits related to stock-based compensation	1,632	—
Increase in drafts payable	16,500	2,823
Other, net	1,279	(307)

Cash provided by (used for) financing activities	216,330	(13,882)

Net increase (decrease) in cash and cash equivalents	(66,807)	16,101
Cash and cash equivalents at beginning of period	71,897	55,796

Cash and cash equivalents at end of period	$5,090	$71,897

Page Eight

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005
Operating results:
Revenue	$1,652,243	$1,319,179	$1,300,315	$1,261,999	$1,215,949

Gross margin	$174,897	$144,480	$141,229	$136,190	$130,781
Gross margin as a percent of revenue	10.6%	11.0%	10.9%	10.8%	10.8%

SG&A expense	$151,024	$111,945	$104,764	$101,056	$95,086
SG&A expense as a percent of revenue	9.1%	8.5%	8.1%	8.0%	7.8%

Operating earnings	$15,562	$25,550	$31,226	$30,426	$28,305
Operating earnings as a percent of revenue	0.9%	1.9%	2.4%	2.4%	2.3%

Net income	$7,306	$14,454	$10,489	$16,503	$15,738

Net income per common share - basic	$0.18	$0.36	$0.26	$0.42	$0.40

Net income per common share - diluted	$0.18	$0.36	$0.26	$0.41	$0.39

Accounts receivable:
Accounts and notes receivable, net	$539,178	$391,408	$377,283	$378,066	$353,102

Days sales outstanding	30.5	27.0	24.9	25.5	26.3

Inventory:
Merchandise inventories	$666,527	$607,754	$470,230	$444,722	$439,887

Average inventory turnover	9.2	9.7 *	10.1	10.3	10.0

Financing:
Long-term debt	$433,133	$326,928	$197,698	$203,009	$204,418

Stock information:
Cash dividends per common share	$0.15	$0.15	$0.15	$0.15	$0.13

Stock price at quarter-end	$31.27	$32.89	$28.60	$32.77	$27.53

*	Excludes the impact of the McKesson acquisition